Exhibit 4.14

DATED 26 July 2024

(1) IMTE MALAYSIA SDN BHD

And

(2) NEXTGLASS SOLUTIONS, INC.

And

(3) USI GROUP LIMITED

EXCLUSIVE DISTRIBUTION AGREEMENT

THIS AGREEMENT is made on the 26th day of July 2024 BETWEEN:

(1)	IMTE Malaysia Sdn Bhd, a company incorporated in Malaysia with its registered office at Suite A, Unit 5, Level 3, Lot 4, Glen 9 Business Park, Jalan Pensyarah U1/28, Hicom Glenmarie Industrial Park, 40150 Shah Alam, Selangor, Malaysia (“IMTE” or “Supplier”); and

(2)	Nextglass Solutions, Inc., a company incorporated in Delaware USA with its office at 9454 Wilshire Boulevard., Suite 612, Beverly Hills, California 90212 USA (“NSI”); and

(3)	USI Group Limited, a company incorporated in United Arab Emerites with its registered office at Meydan Grandstand, 6th Floor, eydan Road, And Al Sheba Dubai U.A.E. (“USI” or “Distributor”).

WHEREAS

(A)	IMTE is a company incorporated in Malaysia engaged in the manufacturing and distribution of smart glass products using a proprietary conductive film, Polymer Dispersed Liquid Crystal Film, and Electrochromic Film developed and owned by NextGlass Solutions, Inc., a Delaware corporation. IMTE is a wholly owned subsidiary of Integrated Media Technology Limited, a public company incorporated in South Australia that is listed on the Nasdaq Capital Markets under the symbol “IMTE”.

(B)	NextGlass Solutions, Inc. (“NSI”), a Delaware corporation, is engaged in the business of manufacturing and distributing a proprietary conductive film, Polymer Dispersed Liquid Crystal Film, and Electrochromic Film. NSI is working with IMTE to have IMTE laminate the film between the glass to make the final product smartglass.

(C)	USI is company incorporated in United Arab Emirates and engaged in the business of building and distribution of prefabricated homes including container and mobile homes.

(D)	USI wishes be a distributor of the smartglass products using the NSI proprietary film in the prefabricated homes including container and mobile homes.

(E)	Supplier wishes to provide its products and services to Distributor for distribution, and Distributor wishes to appoint Supplier the distribution rights in the prefabricated homes market segment, as defined below, under the terms and conditions set out in this Agreement.

IT IS HEREBY AGREED as follows:

1.	Definitions and Interpretation

1.1	In this Agreement, where the context so admits, the following words and expressions have the following meanings:

“Effective Date”	means the date first written above;

“Prefabricated Homes Market”	means for prefabricated homes including container and mobile homes that are build off site and then installed on site. For avoidance of doubt, this does not include building structures on site;

“Parties”	means the parties to this Agreement and their respective successors and permitted assigns, and “Party” means any one of them;

“Product(s)”	means the smart glass products using the conductive film, Polymer Dispersed Liquid Crystal Film, and Electrochromic Film developed by NSI to be sold for the Prefabricated Home Market;

“Term”	means the period commencing from on the Effective Date and termination as set forth in Clause 5; and

“USD”	means United States Dollars.

1.2	Statutes. Any references, express or implied, to statutes or statutory provisions will be construed as references to those statutes or provisions as respectively amended or re-enacted or as their application is modified from time to time by other provisions (whether before or after the date hereof).

1.3	Clauses and Schedules. References in this Agreement to Clauses and Schedules are to clauses in and schedules to this Agreement (unless the context otherwise requires). The Recitals and Schedules to this Agreement are deemed to form part of this Agreement.

1.4	Construction

1.4.1	All terms defined in the Recitals have the same meanings when used throughout this Agreement.

1.4.2	Headings are inserted for convenience only and do not affect the construction of this Agreement.

1.4.3	References to “persons” include bodies corporate, unincorporated associations and partnerships (whether or not having separate legal personality). The masculine gender includes the feminine and neuter genders and the singular number includes the plural, and vice versa.

1.4.4	References to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced from time to time.

1.5	Successors and permitted assigns. Where the context permits, the expressions “Supplier” and “Distributor” include their respective successors and permitted assigns.

1.6	Approved terms. A document expressed to be “in the approved terms” means a document the terms of which have been approved by or on behalf of the Parties and a copy of which has been signed for the purposes of identification by or on behalf of the Parties.

2.0	GRANT OF DISTRIBUTION RIGHTS

2.1	Distribution Rights.

2.1.1	Appointment. Subject to the terms and conditions of this Agreement between the Supplier and the Distributor, IMTE hereby appoints Distributor and Distributor hereby accepts appointment, during the Term, as the exclusive distributor of distributing and sale of the Products used in or installed in the Prefabrication Home Market. Unless agreed to in writing by Supplier prior to appointment and such appointment shall not be unreasonably withheld, Distributor shall not appoint any sub distributors or other persons or entities to promote, demonstrate, distribute, or sell Products in the Prefabrication Home Market, or otherwise delegate to any person or entity any of Distributor’s rights or obligations under this Agreement. Supplier is appointing Distributor hereunder solely with respect to the sale of Products to the manufacturers of Prefabricated Home Market (“Customer”). Distributor shall not (i) actively solicit orders from any prospective Customer who is not in the Prefabricated Home Market, (ii) engage in any advertising or promotional activities relating to Products directed primarily to Customers not in the Prefabricated Home Market, or (iii) deliver, tender, or export (or cause to be delivered, tendered, or exported) any Product not in the Prefabricated Home Market.

2.1.2	Internet Sales. Except as expressly set forth in this Section below, Distributor is specifically prohibited from selling the Products through third parties via the Internet or to any person whom Distributor has reason to believe (including without limitation, by notice from Supplier) may offer the Products for resale via the Internet or otherwise divert the Products into sales channel or outlets that are not authorized by Supplier, unless expressly consented to by Supplier in writing, which consent may be withheld in Supplier’s sole and absolute discretion. Violation of the foregoing may subject the Distributor to immediate termination and/or other measures as Supplier deems fit. The restriction above shall not prohibit Distributor from selling Products through Distributor’s website, which is managed by Distributor and uses the Internet and other technologies, including to make consumers aware of the Products, or to promote the availability of such Products solely from Distributor. Distributor shall ensure that permitted Internet activities accurately depict the Products and their features, and are up-to-date at all times. All Product images, specifications and descriptions not provided by Supplier shall be subject to Supplier’s approval prior to their use in connection with such permitted Internet activities.

2.1.2	Best Efforts to Promote. Distributor shall use its best efforts to actively promote the sale of the Products for the Prefabricated Home Market, including but not limited to calling on customers, actively soliciting and securing orders, introducing, demonstrating, advertising and marketing the Products in the Prefabricated Market. Beginning immediately following the launch of any individual Product, Distributor shall submit a complete quarterly report to Supplier detailing its efforts to promote the sale of each individual Product and detailing both turnover and direct sales activities.

2.1.4	Requirements Agreement. Distributor shall purchase all of its requirements of Product exclusively from Supplier. Distributor shall provide Supplier with a 12-month, rolling, non-binding forecast of Distributor’s requirements of any Product for the Prefabricated Home Market, which shall be updated by Distributor on a monthly basis.

2.2	Continuation of Exclusive Rights. The preferred distribution rights referred to in Clause 2.1 shall be extended each year during the term of this Agreement provided that the Distributor shall have ordered and paid to the Supplier of at least US$‧ for each year annually (calculated from 1 January for each year of the Term), or prorate thereof, for Products under this Agreement. For the avoidance of doubt, the annual period shall commence from the time the Supplier give written notice to Distributor that is has the manufacturing facility ready for accepting orders from the Distributor. The Parties shall also negotiate in good faith the sales target for the next renewal period within one month of the first extension of this Agreement.

3.0	OBLIGATIONS OF DISTRIBUTOR

3.1	The Distributor shall follow the terms and conditions of sales set out below. For this Clause 3, the use of “Supplier” shall also include, as applicable (determined by IMTE), any of its subsidiaries assigned.

3.1.1	Agreement. This Agreement and the non-conflicting provisions in Supplier’s quotation (if any), acknowledgement or invoice from Supplier (collectively, the “Agreement”) govern in all respects all sales of any Products from Supplier to Distributor.

3.1.2	Orders for Products. Distributor shall order Products from Supplier by submitting a written purchase order identifying the type and quantity of Products it wishes to purchase, the requested delivery date(s), and such other information as Supplier may from time to time request. Supplier may ship and invoice for a quantity less than the quantity specified in the purchase order and Distributor must accept and pay for such lesser quantity. All orders for Products are subject to Supplier’s review and acceptance. Supplier shall have no liability to Distributor with respect to purchase orders that are not accepted due to commercially valid reasons. Returns of Products are prohibited and all sales are final.

3.1.3	Prices and Taxes. Prices are those in effect when Supplier accepts a purchase order. Distributor must pay or promptly reimburse Supplier for any sales, use or any other local, state, provincial or federal taxes arising from the sale or delivery of the Products or provide an exemption certificate. All prices, models and material specifications are subject to change by Supplier.

3.1.4	Payment. Payment terms on all orders are subject to the continuing approval of Supplier’s credit department. Unless otherwise agreed by Supplier in writing, payments for all orders are to be paid by wire transfer, 50% of the payment for each order is due within seven (7) days from the invoice date, which shall be sent upon acceptance of purchase orders by Supplier. All remaining balances for each order are due prior to shipment of the Product. All prices are quoted, and must be paid, in United States dollars or any other currencies determined by the Supplier from time to time. If Distributor fails to make any payment or pay any invoice according to its terms, then, in addition to all other rights and remedies available to Supplier: (a) Distributor is responsible for any and all commercially reasonable charges, expenses or commissions incurred by Supplier in stopping delivery, transportation and storage of Products, and in connection with the return or resale of Products; (b) Supplier has the right to terminate the Agreement or suspend further performance under the Agreement and other agreements with Distributor; and (c) Distributor shall be liable to Supplier for all reasonable costs of collection, including reasonable attorneys’ fees. Past due amounts are subject to service charges of 1½% per month (or the maximum amount permitted by law).

3.1.5	Shipment and Delivery. Title, risk of loss and damage passes to Distributor on delivery to the carrier. Distributor’s receipt of any Products delivered by Supplier shall be an unqualified acceptance of, and a waiver by Distributor of any and all claims with respect to, such Products on the earlier of (i) payment for the Products or (ii) failure of Supplier to receive written notice of shortages in the Products within 5 days of their delivery to Distributor. Delivery dates are estimates only. Supplier will not be responsible for delays in delivery.

3.1.6	Other Distributor Obligations. Distributor represents and warrants during the Term that it shall: (1) notify Customers that Products should only be used for the purposes and in the manner for which they were designed and supplied, (2) pass through all instructions, documentation, materials and information provided by Supplier to Distributor, (3) not remove or obscure any warning notices displayed on Products, (4) not breach any Customer agreement; (5) not mishandle or use the Products or Licensed Items in an unauthorized manner or authorize or promote a Customer to do so; (6) not use or promote the use of any Products in combination with equipment, or other items not intended for use with the Products, or in an application or environment for which they were not designed, or authorize or promote a Customer to do so; (7) not make any statements, claims, representations or warranties relating to Products, other than as authorized or made by Supplier in writing; and (8) not customize, modify, or have customized or modified, any Product.

3.1.7	Minimum Sales Requirements. In consideration of the exclusivity rights set forth in this Agreement, Distributor shall be obligated to purchase from Supplier at least the minimum dollar of products from the Supplier as set out in Clause 2.2 above.

3.1.8	Shortfalls and Cure Period. In the event that Distributor does not achieve the minimum sales commitments set out in Clause 2.2 and 3.17 above, and such shortfall is not attributable to Supplier’s failure to supply Products or to a force majeure event, then within thirty (30) days after the end of such year, Supplier shall provide Distributor with written notice of the shortfall. Distributor shall then have thirty (30) days to meet its sales commitments for the year containing the shortfall. If Distributor fails to meet the applicable commitment, Supplier may then, in its sole discretion: (i) terminate Distributor’s exclusivity but grant to it a non-exclusive distribution right in the Prefabricated Home Market in which the shortfall occurred; or (ii) terminate Distributor’s distribution rights in the Prefabricated Home Market in its entirety. If Distributor fails to meet the applicable commitment, in addition to the remedies set forth above, Supplier shall also be entitled, in its sole discretion, to terminate this Agreement upon thirty (30) days’ prior written notice to Distributor.

3.1.9	Installation of Certain Products. Distributor acknowledges that Products are intended to be installed by properly trained personnel.

3.1.10	Incidents. Distributor shall report to Supplier within 5 business days all complaints, reports, notices, or comments of any kind (including complaints, reports, notices, or comments from a Customer or any third party) relating to any deficiency in a Product.

3.2	Promotional Effects. Distributor shall actively promote and sell the Product in the Prefabricated Market. In promoting the sale of the Product, Distributor may use promotional literature provided by Supplier. Distributor may develop any other materials in connection with the promotion of the sale of Product and Services (including, but not limited to brochures and videos), subject to Supplier’s review and written approval prior to any use of such materials. Distributor shall not knowingly detract from the good name of the Supplier or the reputation of its Product.

3.3	Costs. Distributor shall be responsible for all the costs and expenses associated with the sales of the Product.

4.0	OBLIGATIONS OF SUPPLIER AND NSI

4.1	Pricing. Supplier shall negotiate the pricing with the Distributor in good faith and comparable to prices offered to other distributors under similar terms and conditions.

4.2	NSI Film Price. NSI shall sell to Supplier the film as a price equal or better than the best price offered to other distributors under similar terms and conditions.

4.3	Marketing Assistance. Supplier shall provide Distributor with such lawful marketing assistance and such lawful promotional literature in the English language as Supplier may in its reasonable discretion consider necessary to assist with the promotion of the Products.

4.4	Customer Referral. If Supplier or NSI receives any enquiry from customer regarding the Products, Supplier and NSI, as applicable, shall refer these enquires to the Distributor as long as it an exclusive distributor pursuant to this Agreement.

4.5	Unfulfilled Orders. In the event that Distributors does not wish to pursue any particular sales orders for Products, then the Supplier has the right to fulfil these orders by selling Products to these customers.

4.6	Technical Support and Training. Supplier shall provide technical support to the Distributor via telephone consultations during normal business hours of Supplier and or on-site support. Further, Supplier shall provide to Distributor a range of after-sales technical information in the English language at regular intervals to ensure that Distributor has all current and relevant information regarding the Products. Supplier shall provide training to Distributor’s staff in connection with the technical and operation set up of the equipment for commercial production.

4.7	Legal Activities. Supplier warrants and represents that it has the legal right to offer the distribution rights of the Products in the Prefabricated Home Market.

4.8	Marks. During the Term, Supplier hereby grants to Distributor a limited, non-exclusive, revocable license to use such trademarks, trade names, service marks, logos of NSI relating to Products, in each case as Supplier may from time to time specify (“Licensed Items”) solely in connection the promotion and sale of Products in the Prefabricated Home Market. Such license terminates immediately upon termination of this Agreement. Distributor shall use the Licensed Items in accordance with the terms and conditions of this Agreement and with good trademark and copyright practices, including by protecting the value of the goodwill associated with the Licensed Items. Distributor acknowledges that NSI owns all right, title and interest in and to all Licensed Items (“NSI Intellectual Property”), worldwide and the goodwill associated with the same.

5.	Dissolution and Termination

5.1	Term. The term of this Agreement commences on the Effective Date and continues until December 31 of the third full calendar year following the notification of the Supplier accepting orders from Distributor (“Initial Term”). Thereafter, the term of this Agreement may be renewed for additional 5-year term by the Distributor if it meets the sales targets set out in Clause 3.1.7. In the case where the Distributor does not meet the sales commitments in Clause 3.1.7 above, then at least 90 days prior to the expiration of the Initial Term or the renewal term, as the case may be, Supplier gives Distributor notice of its election to renew this Agreement. The Initial Term and all renewal terms are collectively, the “Term.” This Agreement may be terminated by notice to the non-terminating party at any time during the Term: (i) By either party if the other party has breached or failed to comply with any material term or condition required to be performed or complied with by such other party, and such breach or failure is not cured within 30 days after notice thereof by the terminating party; or (ii) By a party as expressly stated in this Agreement.

5.2	Termination for Material Breach. This Agreement may be terminated by either Party by giving thirty (30) calendar days written notice of such termination to the other Party in the event of a material breach by the other Party. “Material breach” shall include but not limited to: (i) any violation of the terms of Clause 2, 3 and 4, (ii) any other breach that a Party has failed to cure within fifteen (15) calendar days after receipt of written notice by the other Party, (iii) an act of gross negligence or wilful misconduct of a Party, or (iv) the insolvency, liquidation or bankruptcy of a Party.

5.3	No Compensation. In the event of expiration or termination of this Agreement pursuant to any of Clause 5.1 or 5.2 above, the Parties shall not have any obligation to the other Party, or to any employee of the other Party, for compensation or for damages of any kind, whether on account of the loss by the other Party or such employee of present or prospective sales, investments, compensation or goodwill. Each Party, for itself and on behalf of each of its employees, hereby waives any rights which may be granted to it or them under applicable law or otherwise which are not granted to it or them by this Agreement. The Parties agree that this provision shall not apply in the event of a Material Breach set out in Clause 5.2 above, in which case the Defaulting Party shall be responsible for any loss or damages.

6.	No Warranties; Disclaimers.

6.1	No Warranties; Disclaimers. Supplier represents and warrants that (i) to the best of Supplier’s knowledge that the Products or its use does not infringe on any patents, copyright, trademarks, trade secrets, or any other intellectual property rights, and (ii) to the best of Supplier’s knowledge, that there are no suits or proceedings pending or threatened which allege any infringement of such proprietary rights. Distributor shall make no warranties, representations, covenants or indemnities, either orally or in writing, to anyone on behalf of, or in the name of, Supplier except for any limited warranty terms provided by Distributor in writing (if any). EXCEPT FOR THE EXPRESS WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER OR TO ANY OTHER PERSON. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY DISCLAIMED.

7.	Indemnifications.

7.1	Indemnification. Each party shall indemnify, defend and hold harmless (“Indemnifying Party”) the other party, and its respective directors, officers, suppliers, agents, and employees (collectively, the “Indemnified Party”), from and against any third party claims, demands, investigations, suits, or causes of action, including damages, fines, penalties, other costs and attorney’s fees in connection with the adjudication of the Claims for which Indemnifying Party is required to defend the Indemnified Party, or any settlement of such claims relating to or arising out of (i) the Indemnifying Party’s breach of this Agreement; (ii) the gross negligence or willful misconduct of the Indemnifying Party.

8.	Limitation of Remedy and Liability.

8.1	Limitation of Remedy and Liability. SUPPLIER’s total liability under the Agreement, whether in law, equity, contract, infringement, negligence, strict liability or otherwise, shall not exceed the price paid by Distributor under the Agreement for the Product giving rise to the claim. Under no circumstances shall Supplier be liable for special, incidental, indirect, punitive or consequential damages for any reason. Consequential damages includes, without limitation, loss of anticipated profits; business interruption; loss of use, revenue, reputation or data; costs incurred, including without limitation, costs for capital, fuel or power; loss or damage to property or equipment; and environmental cleanup. Some states do not allow the exclusion or limitation of incidental or consequential damages, so the above limitation or exclusion may not apply to Distributor. Any action arising under or relating to the Agreement, (whether based in law, equity, contract, infringement, negligence, strict liability, other tort or otherwise), must be commenced within one year after the date of shipment. Supplier assumes no obligation or liability for technical advice given or not given, or results obtained. Supplier has set its prices and entered into the Agreement in reliance upon the limitations of liability and other terms and conditions specified herein, which allocate the risk between Distributor and Supplier and form a basis of this bargain between the parties.

9.	Limitation on Exclusivity.

9.1	Limitations on Exclusivity. In the event Distributor materially breaches or fails to perform any provision of this Agreement and such material breach or failure continues for a period of thirty (30) days after written notice thereof is provided by Supplier, then, in addition to all other rights and remedies under this Agreement and otherwise available at law, Supplier shall have the right, at its option, to (a) declare the exclusivity set out in this Agreement to be nonexclusive, or (b) terminate this Agreement in its entirety by written notice. If Supplier decides to declare the distribution rights to be nonexclusive, and without limiting any other Supplier rights and remedies, Supplier shall have the right to grant to any person(s) or entity(ies) the right and license to make, have made, use, offer for sale and sell Product in the Prefabricated Home Market, and to do the foregoing itself. If Supplier decides to terminate the Agreement, all rights granted to Distributor by Supplier under this Agreement shall terminate, become null and void.

10.	Relationship of the Parties

10.1	Relationship of Parties. The parties to this Agreement are independent contractors and this Agreement shall not be construed to create any partnership, franchise or employment relationship. In addition, nothing in this Agreement shall be deemed to appoint or authorize one party to act as an agent or other representative of the other party or to assume or incur any liability or obligation in the name of or on behalf of the other party, but this Section shall not be construed to diminish any rights expressly granted to a party under this Agreement. All sales to Customers by Distributor shall be Distributor’s sales and any account receivable from such Customers shall be the entire responsibility of Distributor. Notwithstanding anything to the contrary in this Agreement, Distributor shall refrain from holding itself out or representing itself as an employee, authorized agent or legal representative of Supplier and or NSI, and Distributor shall make no representation on behalf of Supplier or NSI nor take any action, except as expressly authorized in this Agreement, that binds Supplier to any arrangement, contract, obligation or commitment with any third party.

11.	General

11.1	Entire Agreement. This Agreement (together with any documents referred to herein or executed contemporaneously by the Parties in connection herewith) constitutes the whole agreement between the Parties and supersedes any previous agreements or arrangements between them relating to the subject matter hereof.

11.2	Amendment. Any amendment or waiver of any provision of this Agreement and any waiver of any default under this Agreement is effective only if made in writing and signed by or on behalf of each of the Parties.

11.3	No Waiver. No failure or delay by either Party in exercising any right, power or remedy hereunder will impair such right, power or remedy or operate as a waiver thereof, nor will any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies provided herein are cumulative and do not exclude any other rights, powers and remedies provided by law.

11.4	Assignment. This Agreement shall be binding upon and enure for the benefit of the successors of each of the Parties. Save as provided in this Agreement, no Party may assign or transfer of any of its rights or obligations under this Agreement without the prior written consent of the other Party.

11.5	Severability. If any provision or part of a provision of this Agreement shall be, or be found by any authority or court of competent jurisdiction to be, invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions or parts of such provisions of this Agreement, all of which shall remain in full force and effect.

11.6	Miscellaneous. Except as expressly stated herein, each party intends that this Agreement will not benefit, or create any right or cause of action in or on behalf of, any person or entity other than the parties hereto, Supplier’s affiliates, and their successors and permitted assigns. The invalidity of any provision contained in the Agreement will not affect the validity of any other provision. Supplier may audit Distributor’s books and records for compliance with this Agreement upon prior written notice to Distributor. Distributor shall not make any public announcements or communicate with any news media regarding this Agreement or the transactions contemplated hereby without the prior written consent of Supplier unless required by law or regulations of public companies. Distributor shall be solely responsible for the engagement and management of any permitted subcontractors for which Supplier has provided consent in the performance of Distributor’s obligations. Distributor shall be an independent contractor pursuant to this Agreement. Neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with any third party. The provisions of Sections 2, 4, and 6 through 13 survive termination of the Agreement. Notices contemplated under this Agreement for a given party shall be provided to the address given for such party in this Agreement and shall be deemed to have been received on the second business day after mailing, in the case of a responsible international courier. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and simultaneous agreements and understandings between the parties with respect to the subject matter hereof, whether written or oral. No term or condition set forth in any other form or purchase order will operate to modify, delete, or supersede any term or condition of this Agreement. Supplier’s sale of Products to Distributor hereunder is hereby expressly made conditional on the terms and conditions of this Agreement to the exclusion of all other terms and conditions; and all other terms and conditions are hereby objected to. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. Supplier has no liability for non-performance due to any events or causes beyond Supplier’s reasonable control.

12.	Notices

12.1	Delivery Address/Email. Each notice, demand or other communication given or made under this Agreement shall be in writing and delivered or sent to the relevant Party at its address or email address set out below (or such other address or email address as the addressee has by 5 days’ prior written notice specified to the other Party):

IMTE

Address	:	Suite 1401, Level 14, 217 Elizabeth Street, Sydney, NSW, 2000 Australia

Attention	:	President & CEO
Email	:

NSI

Address	:	9454 Wilshire Blvd., Suite 612, Beverly Hills, CA 90212

Attention	:	President & CEO
Email	:

USI

Address	:	Meydan Grandstand, 6th Floor, eydan Road, And Al Sheba Dubai U.A.E.

Attention	:	President and CEO
Email	:

12.2	Manner of Delivery. Any notice required to be given by any Party to the other Parties shall be deemed validly served by hand delivery or by prepaid registered letter sent through the post (airmail if to an overseas address) or by facsimile transmission to its address or facsimile number set out in Clause 12.1 or such other address or facsimile number as may from time to time be notified for this purpose.

13.	Governing Law and Submission to Jurisdiction

13.1	Governing law and jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of South Australia and the Parties irrevocably submit to the non-exclusive jurisdiction of the courts of South Australia for the purpose of enforcing any claim arising hereunder.

IN WITNESS WHEREOF the Parties have signed this document on the date appearing at the head hereof.

Signed by	)
)
for and on behalf of	)
IMTE Malaysia Sdn Bhd	)
in the presence of:	)

Signed by	)
)
for and on behalf of	)
NextGlass Solutions, Inc.	)
in the presence of:	)

Signed by	)
)
for and on behalf of	)
USI Group Limited	)
in the presence of:	)